Filed pursuant to Rule 433
July 19, 2006

Relating to
Pricing Supplement No. 84 dated July 19, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Floating Rate Notes

Pricing Sheet – July 19, 2006

Issue price:	100%

Aggregate principal amount:	$3,000,000. We may increase the aggregate principal amount of the notes prior to the original issue date, but are not required to do so.

Original issue date (Settlement):	August 10, 2006

Maturity:	August 10, 2009

Interest rate:	With respect to each interest payment period, the greater of 2 year CMT, 5 year CMT and 10 year CMT, as determined on the applicable interest determination date.

2 year CMT:	As reported on Bloomberg page “H15T2Y <Index>”

5 year CMT:	As reported on Bloomberg page “H15T5Y <Index>”

10 year CMT:	As reported on Bloomberg page “H15T10Y <Index>”

Interest payment dates:	Each February 10, May 10, August 10 and November 10, beginning November 10, 2006, subject to adjustment.

Interest payment periods:	Quarterly

Interest reset dates:	In the case of the initial interest payment period, the original issue date. For each subsequent interest accrual period, each scheduled interest payment date.

Interest determination dates:	Two business days prior to each interest reset date

Denominations:	$1,000 and integral multiples thereof

CUSIP:	61745ETX9

Agent:	Morgan Stanley & Co. Incorporated

Issuer rating:	Aa3 / A+. This rating is not recommendation to buy, sell or hold the notes and there is no guarantee that such rating will remain unchanged or in effect for the term of the notes.

Price to public:	Per Note: 100%

Total: $1,000

Agent’s commissions:	Per Note: 0.25% ($2.50 per Note)

Total: $7,500

Proceeds to company:	Per Note: 99.75%

Total: $2,992,500

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Preliminary Pricing Supplement No. 84, dated July 19, 2006
Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006